UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE TO

Tender Offer Statement Pursuant to Section 14(d)(1) or 13(e)(1) of
the Securities Exchange Act of 1934

DOLLAR THRIFTY AUTOMOTIVE GROUP, INC.
(Name of Subject Company (Issuer))

HDTMS, INC.
(Offeror)

HERTZ GLOBAL HOLDINGS, INC.
(Parent of Offeror)
(Names of Filing Persons)

COMMON STOCK, $0.01 PAR VALUE
(Title of Class of Securities)

256743105
(Cusip Number of Class of Securities)

Jeffrey Zimmerman, Esq.
Senior Vice President, General Counsel and Corporate Secretary
Hertz Global Holdings, Inc.
225 Brae Boulevard
Park Ridge, New Jersey 07656-0713
(201) 307-2000
(Name, Address and Telephone Number of Person Authorized to Receive Notices
and Communications on Behalf of Filing Persons)

Copies to:
Scott A. Barshay, Esq. Minh Van Ngo, Esq. Cravath, Swaine & Moore LLP 825 Eighth Avenue New York, New York 10019 (212) 474-1000	John M. Allen, Jr., Esq. Debevoise & Plimpton LLP 919 Third Avenue New York, New York 10022 (212) 909-6000

CALCULATION OF FILING FEE

Transaction Valuation*	Amount of Filing Fee**

$2,476,473,511	$287,519

*
The transaction valuation is estimated solely for purposes of calculating the filing fee pursuant to Rules 0-11(a)(4) and 0-11(d) under the Securities Exchange Act of 1934, as amended. The value of the transaction was calculated as the product of (i) 31,332,182 shares of Dollar Thrifty Automotive Group, Inc. common stock (the sum of (w) 28,929,182 shares of Dollar Thrifty Automotive Group, Inc. common stock outstanding, (x) 2,190,000 shares of Dollar Thrifty Automotive Group, Inc. common stock issuable upon the exercise of outstanding options, (y) 140,000 shares of Dollar Thrifty Automotive Group, Inc. common stock issuable upon conversion of performance share and unit awards and (z) 73,000 shares of Dollar Thrifty Automotive Group, Inc. common stock issuable upon conversion of restricted stock units (as reported in Dollar Thrifty Automotive Group, Inc.’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2011)), less 472,699 shares of Dollar Thrifty Automotive Group, Inc. common stock owned by The Hertz Corporation, a wholly owned subsidiary of Hertz Global Holdings, Inc. and (ii) the average of the high and low sales prices of Dollar Thrifty Automotive Group, Inc. common stock as reported on the New York Stock Exchange on May 17, 2011 ($80.25).

**
The amount of filing fee is calculated in accordance with Rule 0-11 under the Securities Exchange Act of 1934, as amended, by multiplying the transaction valuation by 0.00011610. A portion of the filing fee has been offset by the amount of the filing fee previously paid by Hertz Global Holdings, Inc. as described below.

☑
Check box if any part of the fee is offset as provided by Rule 0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

Amount Previously Paid:	$40,521
Form or Registration No.:	Form S-4
Filing Party:	Hertz Global Holdings, Inc.
Date Filed:	May 9, 2011

☐	Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

Check the appropriate boxes below to designate any transactions to which the statement relates:

☑  third-party tender offer subject to Rule 14d-1.
☐  issuer tender offer subject to Rule 13e-4.
☐  going-private transaction subject to Rule 13e-3.
☐  amendment to Schedule 13D under Rule 13d-2.

Check the following box if the filing is a final amendment reporting the results of the tender offer.  ☐

If applicable, check the appropriate box(es) below to designate the appropriate rule provision(s) relied upon:

☐  Rule 13e-4(i) (Cross-Border Issuer Tender Offer)
☐  Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)

This Tender Offer Statement on Schedule TO (this “Schedule TO”) is filed by Hertz Global Holdings, Inc., a Delaware corporation (“Hertz”), and HDTMS, Inc., a Delaware corporation and wholly owned subsidiary of Hertz (“Offeror”).  This Schedule TO relates to the offer by Offeror to exchange each of the issued and outstanding shares of common stock, par value $0.01 per share (including the associated preferred stock purchase rights), of Dollar Thrifty Automotive Group, Inc., a Delaware corporation (“Dollar Thrifty”), for (i) $57.60 in cash, without interest and less any required withholding taxes, and (ii) 0.8546 shares of common stock, par value $0.01 per share, of Hertz, upon the terms and subject to the conditions set forth in the Prospectus/Offer to Exchange dated May 24, 2011 (the “Offer to Exchange”) and the related Letter of Transmittal, copies of which are respectively set forth as Exhibits (a)(4)(B) and (a)(1)(A) hereto (the offer reflected by such terms and conditions, as they may be amended or supplemented from time to time, constitutes the “Offer”).

On May 9, 2011, Hertz filed a registration statement on Form S-4 with respect to the Offer, and on May 24, 2011, Hertz filed Amendment No. 1 to such registration statement.  The Offer to Exchange forms a part of such registration statement.

Items 1 through 11.

All information contained in, or incorporated by reference into, the Offer to Exchange and the related Letter of Transmittal, and any prospectus supplement or other supplement thereto related to the Offer, is hereby expressly incorporated herein by reference in response to Items 1 through 11 in this Schedule TO.

Item 10.

The financial statements and other information set forth in Item 8 of Hertz’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010 and the financial statements and other information set forth in Item 1 of Hertz’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2011 are expressly incorporated herein by reference in response to Item 10 in this Schedule TO.  The information incorporated herein by reference may be inspected and copied at the Public Reference Room of the SEC, 100 F Street, N.E., Washington, D.C. 20549.

Item 12.  Exhibits

Exhibit Number.	Description of Exhibit

(a)(1)(A)	Form of Letter of Transmittal (incorporated by reference to Exhibit 99.1 to Amendment No. 1 to the Registration Statement on Form S-4 filed by Hertz on May 24, 2011)
(a)(1)(B)	Form of Notice of Guaranteed Delivery (incorporated by reference to Exhibit 99.2 to Amendment No. 1 to the Registration Statement on Form S-4 filed by Hertz on May 24, 2011)
(a)(1)(C)
Form of Letter to Brokers, Dealers, Banks, Trust Companies and Other Nominees (incorporated by reference to Exhibit 99.3 to Amendment No. 1 to the Registration Statement on Form S-4 filed by Hertz on May 24, 2011)

(a)(1)(D)
Form of Letter to Clients for Use by Brokers, Dealers, Banks, Trust Companies and Other Nominees (incorporated by reference to Exhibit 99.4 to Amendment No. 1 to the Registration Statement on Form S-4 filed by Hertz on May 24, 2011)

(a)(1)(E)
Form of Guidelines for Certificate of Taxpayer Identification Number on Substitute Form W-9 (incorporated by reference to Exhibit 99.5 to the Registration Statement on Form S-4 filed by Hertz on May 9, 2011)

(a)(2)	Not applicable
(a)(3)	Not applicable
(a)(4)(A)	Offer to Exchange, dated May 9, 2011 (incorporated by reference to the Registration Statement on Form S-4 filed by Hertz on May 9, 2011)
(a)(4)(B)	Offer to Exchange, dated May 24, 2011 (incorporated by reference to Amendment No. 1 to the Registration Statement on Form S-4 filed by Hertz on May 24, 2011)
(a)(5)(A)	Press release issued by Hertz, dated May 9, 2011 (incorporated by reference to Hertz’s first filing pursuant to Rule 425 (“Rule 425”) of the Securities Act of 1933, as amended, on May 9, 2011)
(a)(5)(B)	Press release issued by Hertz, dated May 9, 2011 (incorporated by reference to Hertz’s first filing pursuant to Rule 425 on May 9, 2011)
(a)(5)(C)	Email to Hertz employees sent on May 9, 2011 (incorporated by reference to Hertz’s second filing pursuant to Rule 425 on May 9, 2011)
(a)(5)(D)	Email to Advantage Rent-A-Car employees sent on May 9, 2011 (incorporated by reference to Hertz’s third filing pursuant to Rule 425 on May 9, 2011)
(a)(5)(E)	Presentation to investors presented on May 9, 2011 (incorporated by reference to Hertz’s fourth filing pursuant to Rule 425 on May 9, 2011)

(a)(5)(F)	Transcript of investor conference call, dated May 9, 2011 (incorporated by reference to Hertz’s fifth filing pursuant to Rule 425 on May 9, 2011)
(a)(5)(G)	Excerpts from transcript of Wells Fargo Securities Industrial and Construction Conference, dated May 10, 2011(incorporated by reference to Hertz’s filing pursuant to Rule 425 on May 11, 2011)
(a)(5)(H)	Press release issued by Hertz, dated May 12, 2011 (incorporated by reference to Hertz’s first filing pursuant to Rule 425 on May 13, 2011)
(a)(5)(I)	Excerpts from transcript of Barclays Capital 2011 Global Services Conference, dated May 11, 2011 (incorporated by reference to Hertz’s second filing pursuant to Rule 425 on May 13, 2011)
(a)(5)(J)	Excerpts from transcript of UBS Leveraged Finance Conference, dated May 19, 2011 (incorporated by reference to Hertz’s filing pursuant to Rule 425 on May 20, 2011)
(a)(5)(K)	Press release issued by Hertz, dated May 24, 2011 (incorporated by reference to Hertz’s filing pursuant to Rule 425 on May 24, 2011)
(b)	Not applicable
(d)	Not applicable
(g)	Not applicable
(h)	Not applicable

Item 13.  Information Required by Schedule 13E-3

Not applicable.

SIGNATURE

After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Schedule TO is true, complete and correct.

Dated: May 24, 2011

HDTMS, INC.

By:	/s/ Elyse Douglas
	Name:	Elyse Douglas
	Title:	Vice President and Chief Financial Officer

HERTZ GLOBAL HOLDINGS, INC.

By:	/s/ Elyse Douglas
	Name:	Elyse Douglas
	Title:	Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit Number.	Description of Exhibit

(a)(1)(A)	Form of Letter of Transmittal (incorporated by reference to Exhibit 99.1 to Amendment No. 1 to the Registration Statement on Form S-4 filed by Hertz on May 24, 2011)
(a)(1)(B)	Form of Notice of Guaranteed Delivery (incorporated by reference to Exhibit 99.2 to Amendment No. 1 to the Registration Statement on Form S-4 filed by Hertz on May 24, 2011)
(a)(1)(C)
Form of Letter to Brokers, Dealers, Banks, Trust Companies and Other Nominees (incorporated by reference to Exhibit 99.3 to Amendment No. 1 to the Registration Statement on Form S-4 filed by Hertz on May 24, 2011)

(a)(1)(D)
Form of Letter to Clients for Use by Brokers, Dealers, Banks, Trust Companies and Other Nominees (incorporated by reference to Exhibit 99.4 to Amendment No. 1 to the Registration Statement on Form S-4 filed by Hertz on May 24, 2011)

(a)(1)(E)
Form of Guidelines for Certificate of Taxpayer Identification Number on Substitute Form W-9 (incorporated by reference to Exhibit 99.5 to the Registration Statement on Form S-4 filed by Hertz on May 9, 2011)

(a)(2)	Not applicable
(a)(3)	Not applicable
(a)(4)(A)	Offer to Exchange, dated May 9, 2011 (incorporated by reference to the Registration Statement on Form S-4 filed by Hertz on May 9, 2011)
(a)(4)(B)	Offer to Exchange, dated May 24, 2011 (incorporated by reference to Amendment No. 1 to the Registration Statement on Form S-4 filed by Hertz on May 24, 2011)
(a)(5)(A)	Press release issued by Hertz, dated May 9, 2011 (incorporated by reference to Hertz’s first filing pursuant to Rule 425 (“Rule 425”) of the Securities Act of 1933, as amended, on May 9, 2011)
(a)(5)(B)	Press release issued by Hertz, dated May 9, 2011 (incorporated by reference to Hertz’s first filing pursuant to Rule 425 on May 9, 2011)
(a)(5)(C)	Email to Hertz employees sent on May 9, 2011 (incorporated by reference to Hertz’s second filing pursuant to Rule 425 on May 9, 2011)
(a)(5)(D)	Email to Advantage Rent-A-Car employees sent on May 9, 2011 (incorporated by reference to Hertz’s third filing pursuant to Rule 425 on May 9, 2011)
(a)(5)(E)	Presentation to investors presented on May 9, 2011 (incorporated by reference to Hertz’s fourth filing pursuant to Rule 425 on May 9, 2011)
(a)(5)(F)	Transcript of investor conference call, dated May 9, 2011 (incorporated by reference to Hertz’s fifth filing pursuant to Rule 425 on May 9, 2011)
(a)(5)(G)	Excerpts from transcript of Wells Fargo Securities Industrial and Construction Conference, dated May 10, 2011(incorporated by reference to Hertz’s filing pursuant to Rule 425 on May 11, 2011)
(a)(5)(H)	Press release issued by Hertz, dated May 12, 2011 (incorporated by reference to Hertz’s first filing pursuant to Rule 425 on May 13, 2011)
(a)(5)(I)	Excerpts from transcript of Barclays Capital 2011 Global Services Conference, dated May 11, 2011 (incorporated by reference to Hertz’s second filing pursuant to Rule 425 on May 13, 2011)
(a)(5)(J)	Excerpts from transcript of UBS Leveraged Finance Conference, dated May 19, 2011 (incorporated by reference to Hertz’s filing pursuant to Rule 425 on May 20, 2011)
(a)(5)(K)	Press release issued by Hertz, dated May 24, 2011 (incorporated by reference to Hertz’s filing pursuant to Rule 425 on May 24, 2011)
(b)	Not applicable
(d)	Not applicable
(g)	Not applicable
(h)	Not applicable